Exhibit 99.1
Contact: Whirlpool Corporation
Media: Whirlpool Corporation Press Office, 269/923-7405
Media@Whirlpool.com
Financial: Joseph Lovechio, 269/923-2641
Investor_Relations@Whirlpool.com

WHIRLPOOL CORPORATION REPORTS FIRST-QUARTER 2014 RESULTS AND REAFFIRMS FULL-YEAR GUIDANCE
Record First-Quarter Operating Profit
Sales Growth and Margin Expansion Continues

BENTON HARBOR, Mich., April 25, 2014 - Whirlpool Corporation (NYSE: WHR) announced today first-quarter GAAP net earnings of $160 million, or $2.02 per diluted share, compared to $252 million, or $3.12 per diluted share, reported for the same prior-year period. Prior-year GAAP net earnings included $1.04 per diluted share of benefits from U.S. energy tax credits. Ongoing business earnings per diluted share(1) increased to $2.20, compared to $1.97 in the prior-year period, mainly driven by higher sales, ongoing cost productivity and the benefit of cost and capacity-reduction initiatives.

Net sales in the quarter were $4.4 billion compared to $4.2 billion during the same prior-year period. Excluding the impact of both foreign currency and Brazilian (BEFIEX) tax credits, sales increased approximately 6 percent.

“We are very pleased with the progress we made in the first-quarter driving revenue growth, expanding margins and investing in our business,” said Jeff M. Fettig, chairman and chief executive officer of Whirlpool Corporation. “We remain committed to delivering our operating profit margin, earnings per share and free cash flow guidance for the year.”

Record first-quarter GAAP operating profit totaled $281 million, compared to $254 million in the same prior-year period. Ongoing business operating profit(2) totaled a record $302 million, 6.9 percent of sales, compared to $280 million, 6.6 percent of sales, in the same prior-year period. Higher sales, favorable product price and mix, ongoing cost productivity and the benefit of cost and capacity-reduction initiatives more than offset higher material costs, foreign currency and increased investments in marketing, technology and products.

During the three months ended March 31, 2014, the company reported cash used in operating activities of $(339) million compared to $(305) million in the prior-year period. On a year-to-date basis, Whirlpool Corporation reported free cash flow(3) use of $(456) million, compared to free cash flow(3) use of $(376) million in the same prior-year period.

OUTLOOK

Whirlpool Corporation reaffirms its expectation for full-year net earnings per diluted share available to Whirlpool of $11.05 to $11.55. The company continues to expect to report full-year ongoing business earnings per diluted share of $12.00 to $12.50.

2014 EPS Outlook
GAAP Diluted EPS	$11.05-$11.55
Restructuring Expense	0.95
Brazilian (BEFIEX) Tax Credits	(0.18)
Investment Expense	0.21
Antitrust Resolutions	0.01
Ongoing Business Diluted EPS	$12.00–$12.50

For the full-year 2014, the company expects to generate free cash flow(3) of approximately $700 million. Included in this guidance are restructuring cash outlays of up to $150 million, capital spending of $625 million to $675 million and U.S. pension contributions of approximately $160 million.

“We remain confident in our ability to deliver a record year of performance in 2014 and in our long-term growth strategy,” said Fettig. “We are increasing investments in our business and continuing to enhance returns to our shareholders as evidenced by our recently announced dividend increase and share repurchase program.”

FIRST-QUARTER REGIONAL REVIEW

Whirlpool North America

Whirlpool North America reported first-quarter net sales of $2.3 billion compared to $2.2 billion in the same prior-year period, an increase of over 4 percent.

The region reported first-quarter operating profit of $228 million, 9.8 percent of sales, compared to $218 million, 9.7 percent of sales, in the same prior-year period. Higher sales and ongoing cost productivity offset higher material costs and increased investments in marketing, technology and products.

The company expects full-year 2014 industry unit shipments to increase in the range of 5 to 7 percent.

Whirlpool Europe, Middle East and Africa

Whirlpool Europe, Middle East and Africa reported first-quarter net sales of $720 million compared to $668 million in the same prior-year period. Excluding the impact of currency, sales increased approximately 4 percent.

The region reported first-quarter operating profit of $7 million, 1.0 percent of sales, compared to an operating loss of $(8) million in the same prior-year period. The improvement was driven by higher sales, ongoing cost productivity and the benefit of cost and capacity-reduction initiatives.

The company expects full-year 2014 industry unit shipments to be flat to up 2 percent.

Whirlpool Latin America

Whirlpool Latin America reported first-quarter net sales of $1.2 billion, compared to $1.2 billion in the same prior-year period. Excluding the impact of currency and BEFIEX tax credits, sales increased approximately 11 percent.

The region reported first-quarter operating profit of $123 million, compared to $130 million in the same prior-year period. First-quarter ongoing business segment operating profit(4) totaled $109 million, 9.2 percent of sales, compared to $114 million, 9.6 percent of sales, in the same prior-year period. Higher sales, improved product price and mix and ongoing cost productivity were offset by higher material costs and foreign currency.

The company expects full-year 2014 industry unit shipments to be flat.

Whirlpool Asia

Whirlpool Asia reported first-quarter net sales of $166 million compared to $187 million in the same prior-year period. Excluding the impact of currency, sales decreased approximately 4 percent.

The region reported first-quarter operating profit of $5 million, 2.9 percent of sales, compared to $3 million, 1.7 percent of sales, in the same prior-year period. Improved product price and mix and ongoing cost productivity offset lower unit volumes, higher material costs and foreign currency.

The company expects full-year 2014 industry unit shipments to be flat to up 3 percent.

(1) A reconciliation of ongoing business earnings per diluted share, a non-GAAP financial measure, to reported net earnings per diluted share available to Whirlpool and other important information, appears on page13.
(2) A reconciliation of ongoing business operating profit, a non-GAAP financial measure, to reported operating profit and other important information, appears on page 13.
(3) A reconciliation of free cash flow, a non-GAAP financial measure, to cash provided by operating activities and other important information, appears on page 15.
(4) A reconciliation of ongoing business segment operating profit, a non-GAAP financial measure, to reported segment operating profit and other important information, appears on page 14.

FIRST-QUARTER 2014 PRODUCT LEADERSHIP, INNOVATION AND AWARDS

Whirlpool Corporation is at the forefront of the home appliance industry - with deep consumer insights and the strongest portfolio of brands worldwide. Our products stand out from the crowd because they are as sleek and inventive as they are practical and efficient, and we offer compelling home solutions that expand beyond our core appliance business. Across our company and around the world, we are strengthening our corporate reputation, delivering innovation that matters to consumers and positioning our company for continued growth and profitability.

Awards and Recognition

•	Whirlpool Corporation has once again been named as one of Fortune Magazine's World's Most Admired Companies. Whirlpool Corporation has ranked No. 1 in its category for four consecutive years.

•
Whirlpool and Maytag brand products took four of the top five spots in a leading U.S. consumer publication’s March rating of electric wall ovens. Two Maytag models also made the top five electric cooktops listing, and Whirlpool brand scored an additional win as one of the top five induction cooktops.

•	The Maytag Maxima XL and two Whirlpool models were featured in the top five washing machines in a leading U.S. consumer publication in March.

•	Brastemp brand was voted one of the Most Beloved Brands of Brazil, according to a survey by Consumidor Moderno magazine and Officina Sophia market research firm.

•	Strong consumer preference for the Bauknecht PowerDry dishwasher’s ease of use and innovation earned it the 2014 KitchenInnovation of the Year Award.

•
The Bauknecht brand beat out all competitors in the German news network n-tv’s customer service study of 10 appliance manufacturers. The brand received high marks for its expert advice and speed in processing consumer requests.

•	Designers and experts awarded the Whirlpool Neo iChill refrigerator and Whirlpool 360 Bloomwash washer with the prestigious India Design Mark 2014 for their aesthetic appeal.

•	The Whirlpool 360H Bloomwash, a favorite among consumers, was voted India’s Best Washing Machine during the first Croma Consumer Choice Awards.

Product Innovation

•
In North America, the Whirlpool brand microwave-hood combination with TimeSavor Plus True Convection circulates preheated air over, under and around food for moist cakes and juicy meats. In addition, the exclusive AccuPop cycle uses sound sensors to adjust cooking time automatically for perfectly popped popcorn every time.

•
Whirlpool Europe, Middle East and Africa’s new line of gas cooktops features a sleek, glass surface in three designs to complement a variety of kitchen styles. High-efficiency burners give consumers extra power to fuel their creativity and maximum flexibility for cooking meals large and small.

•
Whirlpool brand introduced the Whirlpool FridgeFreezer, the only refrigerator in Europe that lets consumers limit the frequency of freezer defrost. The 6th Sense FreshControl technology and the innovative StopFrost function reduce the formation of ice within the freezer cavity for better use of space and drawer functionality.

•
Whirlpool Latin America launched the Brastemp Side Inverse, the first wi-fi connected refrigerator made in Brazil. Its Intelligent Central technology empowers anyone in the home to manage the purchase, storage and preparation of food using the appliance’s touch-screen panel or a smart device.

•
Consul brand offers the only microwave in the Brazilian market with a unique toaster function for crispy and tasty sandwiches in minutes. The Consul Mais microwave quickly defrosts meat and meals and makes it easy to prepare popular snacks.

•
The Whirlpool Icemagic refrigerator can stand up to long power outages common in India thanks to its Powercool zone, which keeps its contents cool for up to 12 hours. The large-capacity, single-door refrigerator features best-in-class ice-making and bottle-cooling time, innovative space-management solutions for spices and medicine, and the country’s first tri-sectioned fruit and vegetable crisper.

•
Revolutionary 6th Sense ActiveFresh technology keeps fruits and vegetables fresher for longer in the Asia Region’s Whirlpool Protton three-door premium refrigerator and gives Indian consumers the space they desire in its separate vegetable drawer - the largest in the market.

Growth Beyond Core Appliances

•
KitchenAid brand extended its line of ExactSlice food processors in the United States to include seven-, nine-, 11- and 14-cup models. The revolutionary ExactSlice system uses an external lever to adjust slicing from thick to thin without changing blades.

•
The Consul brand expanded its category offerings with the introduction of the Consul Mais compact beer cooler. Brazilian consumers can enjoy one of the nation’s most highly consumed beverages in the comfort of their own homes, with a professional cooling system that eliminates the risk of freezing as well as a spacious interior that holds up to 75 cans.

About Whirlpool Corporation
Whirlpool Corporation is the world’s leading global manufacturer and marketer of major home appliances, with annual sales of approximately $19 billion in 2013, 69,000 employees and 59 manufacturing and technology research centers around the world. The company markets Whirlpool, Maytag, KitchenAid, Jenn-Air, Amana, Brastemp, Consul, Bauknecht and other major brand names. Additional information about the company can be found at http://www.whirlpoolcorp.com.

Whirlpool Additional Information:
This document contains forward-looking statements about Whirlpool Corporation and its consolidated subsidiaries (“Whirlpool”) that speak only as of this date. Whirlpool disclaims any obligation to update these statements. Forward-looking statements in this document may include, but are not limited to, statements regarding expected earnings per share, cash flow, productivity and material and oil-related prices. Many risks, contingencies and uncertainties could cause actual results to differ materially from Whirlpool's forward-looking statements. Among these factors are: (1) intense competition in the home appliance industry reflecting the impact of both new and established global competitors, including Asian and European manufacturers; (2) Whirlpool's ability to continue its relationship with significant trade customers and the ability of these trade customers to maintain or increase market share; (3) acquisition and investment-related risk; (4) changes in economic conditions which affect demand for our products, including the strength of the building industry and the level of interest rates; (5) product liability and product recall costs; (6) inventory and other asset risk; (7) risks related to our international operations, including changes in foreign regulations, regulatory compliance and disruptions arising from natural disasters or terrorist attacks; (8) the uncertain global economy; (9) the ability of Whirlpool to achieve its business plans, productivity improvements, cost control, price increases, leveraging of its global operating platform, and acceleration of the rate of innovation; (10) Whirlpool's ability to maintain its reputation and brand image; (11) fluctuations in the cost of key materials (including steel, plastic, resins, copper and aluminum) and components and the ability of Whirlpool to offset cost increases; (12) litigation, tax, and legal compliance risk and costs, especially costs which may be materially different from the amount we expect to incur or have accrued for; (13) the effects and costs of governmental investigations or related actions by third parties; (14) Whirlpool's ability to obtain and protect intellectual property rights; (15) the ability of suppliers of critical parts, components and manufacturing equipment to deliver sufficient quantities to Whirlpool in a timely and cost-effective manner; (16) health care cost trends, regulatory changes and variations between results and estimates that could increase future funding obligations for pension and postretirement benefit plans; (17) information technology system failures and data security breaches; (18) the impact of labor relations; (19) our ability to attract, develop and retain executives and other qualified employees; (20) changes in the legal and regulatory environment including environmental and health and safety regulations; and (21) the ability of Whirlpool to manage foreign currency fluctuations.

Additional information concerning these and other factors can be found in Whirlpool's filings with the Securities and Exchange Commission, including the most recent annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K.

WHIRLPOOL CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF COMPREHENSIVE INCOME (UNAUDITED)
FOR THE PERIODS ENDED MARCH 31
(Millions of dollars, except share data)

	Three Months Ended
	2014	2013
Net sales	$4,363	$4,248
Expenses
Cost of products sold	3,608	3,522
Gross margin	755	726
Selling, general and administrative	439	421
Intangible amortization	6	9
Restructuring costs	29	42
Operating profit	281	254
Other income (expense)
Interest and sundry income (expense)	(23)	(18)
Interest expense	(44)	(46)
Earnings before income taxes	214	190
Income tax expense (benefit)	50	(67)
Net earnings	164	257
Less: Net earnings available to noncontrolling interests	4	5
Net earnings available to Whirlpool	$160	$252
Per share of common stock
Basic net earnings available to Whirlpool	$2.06	$3.18
Diluted net earnings available to Whirlpool	$2.02	$3.12
Dividends declared	$0.625	$0.50
Weighted-average shares outstanding (in millions)
Basic	78.1	79.3
Diluted	79.4	80.7
Comprehensive income
Comprehensive income	$206	$226

WHIRLPOOL CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(Millions of dollars, except share data)

	(Unaudited)
	March 31, 2014	December 31, 2013
Assets
Current assets
Cash and equivalents	$1,672	$1,380
Accounts receivable, net of allowance of $75 and $73, respectively	2,080	2,005
Inventories	2,666	2,408
Deferred income taxes	421	549
Prepaid and other current assets	744	680
Total current assets	7,583	7,022
Property, net of accumulated depreciation of $6,369 and $6,278, respectively	3,054	3,041
Goodwill	1,722	1,724
Other intangibles, net of accumulated amortization of $243 and $237, respectively	1,697	1,702
Deferred income taxes	1,689	1,764
Other noncurrent assets	295	291
Total assets	$16,040	$15,544
Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$3,721	$3,865
Accrued expenses	753	710
Accrued advertising and promotions	287	441
Employee compensation	487	456
Notes payable	2	10
Current maturities of long-term debt	610	607
Other current liabilities	594	705
Total current liabilities	6,454	6,794
Noncurrent liabilities
Long-term debt	2,662	1,846
Pension benefits	905	930
Postretirement benefits	453	458
Other noncurrent liabilities	353	482
Total noncurrent liabilities	4,373	3,716
Stockholders’ equity
Common stock, $1 par value, 250 million shares authorized, 109 million shares issued, and 77 million shares outstanding	109	109
Additional paid-in capital	2,474	2,453
Retained earnings	5,896	5,784
Accumulated other comprehensive loss	(1,256)	(1,298)
Treasury stock, 32 million shares	(2,124)	(2,124)
Total Whirlpool stockholders’ equity	5,099	4,924
Noncontrolling interests	114	110
Total stockholders’ equity	5,213	5,034
Total liabilities and stockholders’ equity	$16,040	$15,544

WHIRLPOOL CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)
FOR THE PERIODS ENDED MARCH 31
(Millions of dollars)

	Three Months Ended
	2014	2013
Operating activities
Net earnings	$164	$257
Adjustments to reconcile net earnings to cash provided by (used in) operating activities:
Depreciation and amortization	127	129
Changes in assets and liabilities:
Accounts receivable	(78)	(58)
Inventories	(243)	(223)
Accounts payable	(172)	(141)
Accrued advertising and promotions	(152)	(105)
Taxes deferred and payable, net	20	(92)
Accrued pension and postretirement benefits	(31)	(45)
Employee compensation	38	29
Other	(12)	(56)
Cash used in operating activities	(339)	(305)
Investing activities
Capital expenditures	(123)	(74)
Proceeds from sale of assets	6	3
Investment in business	(21)	(2)
Other	—	(24)
Cash used in investing activities	(138)	(97)
Financing activities
Proceeds from borrowings of long-term debt	817	499
Repayments of long-term debt	(2)	(503)
Dividends paid	(48)	(39)
Net repayments of short-term borrowings	(8)	(3)
Common stock issued	11	37
Other	—	(5)
Cash provided by (used in) financing activities	770	(14)
Effect of exchange rate changes on cash and equivalents	(1)	(2)
Increase (decrease) in cash and equivalents	292	(418)
Cash and equivalents at beginning of period	1,380	1,168
Cash and equivalents at end of period	$1,672	$750

SUPPLEMENTAL INFORMATION - CONSOLIDATED STATEMENTS OF INCOME RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(Millions of dollars except per share data)
(Unaudited)

We supplement the reporting of our financial information determined under U.S. generally accepted accounting principles (GAAP) with certain non-GAAP financial measures, some of which we refer to as "ongoing business" measures, including ongoing business operating profit, ongoing business operating margin, ongoing business earnings (loss) before income taxes, ongoing business earnings per diluted share, ongoing business segment operating profit, ongoing business segment operating margin, sales excluding foreign currency and BEFIEX, and free cash flow. Ongoing business measures exclude items that may not be indicative of, or are unrelated to, results from our ongoing business operations and provide a better baseline for analyzing trends in our underlying businesses. Sales excluding foreign currency and BEFIEX is calculated by translating the current period net sales excluding BEFIEX, in functional currency, to U.S. dollars using the prior-year period’s exchange rate compared to the prior-year period net sales excluding BEFIEX. Management believes that sales excluding foreign currency and BEFIEX provides stockholders with a clearer basis to assess our results over time. Management believes that free cash flow provides investors and stockholders with a relevant measure of liquidity and a useful basis for assessing the company's ability to fund its activities and obligations. We believe that these non-GAAP measures provide meaningful information to assist investors and stockholders in understanding our financial results and assessing our prospects for future performance. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names. These ongoing business financial measures should not be considered in isolation or as a substitute for reported operating profit, earnings (loss) before income taxes, net earnings per diluted share available to Whirlpool, reported operating profit by segment, net sales, and cash provided by (used in) operating activities, the most directly comparable GAAP financial measures. These non-GAAP financial measures reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results and the following reconciliations to corresponding GAAP financial measures, provide a more complete understanding of our business. We strongly encourage investors and stockholders to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.

Ongoing Business Operating Profit, Ongoing Business Earnings Before Income Taxes and Ongoing Business Earnings Per Diluted Share

The reconciliation provided below reconciles the non-GAAP financial measures ongoing business operating profit, ongoing business earnings before income taxes and ongoing business earnings per diluted share, with the most directly comparable GAAP financial measures, operating profit, earnings before income taxes and net earnings per diluted share available to Whirlpool, for the three months ended March 31, 2014. Ongoing business operating margin is calculated by dividing ongoing business operating profit by net sales excluding BEFIEX.

	Three Months Ended
	March 31, 2014
	Operating Profit	Earnings Before Income Taxes	Earnings per Diluted Share
Reported GAAP Measure	$281	$214	$2.02
Restructuring Expense(a)	29	29	0.27
Brazilian (BEFIEX) Tax Credits(b)	(14)	(14)	(0.18)
Investment Expense(c)	6	8	0.08
Antitrust Resolutions(d)	—	1	0.01
Normalized Tax Rate Adjustment(e)	—	—	0.00
Ongoing Business Measure	$302	$238	$2.20

Ongoing Business Operating Profit, Ongoing Business Earnings Before Income Taxes and Ongoing Business Earnings Per Diluted Share

The reconciliation provided below reconciles the non-GAAP financial measures ongoing business operating profit, ongoing business earnings before income taxes and ongoing business earnings per diluted share, with the most directly comparable GAAP financial measures, operating profit, earnings before income taxes and net earnings per diluted share available to Whirlpool, for the three months ended March 31, 2013. Ongoing business operating margin is calculated by dividing ongoing business operating profit by net sales excluding BEFIEX.

	Three Months Ended
	March 31, 2013
	Operating Profit	Earnings Before Income Taxes	Earnings per Diluted Share
Reported GAAP Measure	$254	$190	$3.12
Restructuring Expense(a)	42	42	0.40
Brazilian (BEFIEX) Tax Credits(b)	(16)	(16)	(0.20)
U.S. Energy Tax Credits(f)	—	—	(1.04)
Normalized Tax Rate Adjustment(e)	—	—	(0.31)
Ongoing Business Measure	$280	$216	$1.97

Ongoing Business Segment Operating Profit

The reconciliation provided below reconciles the non-GAAP financial measure ongoing business segment operating profit with the most directly comparable GAAP financial measure, segment operating profit, for the three months ended March 31, 2014. Ongoing business segment operating margin is calculated by dividing ongoing business segment operating profit by net sales excluding BEFIEX.

	Three Months Ended
	March 31, 2014
	Segment Operating Profit	Restructuring Expense(a)	Brazilian (BEFIEX) Tax Credits(b)	Investment Expense(c)	Ongoing Business Segment Operating Profit
North America	$228	$—	$—	$—	$228
Latin America	123	—	(14)	—	109
EMEA	7	—	—	—	7
Asia	5	—	—	—	5
Other/Eliminations	(82)	29	—	6	(47)
Total Whirlpool Corporation	$281	$29	$(14)	$6	$302

The reconciliation provided below reconciles the non-GAAP financial measure ongoing business segment operating profit (loss) with the most directly comparable GAAP financial measure, reported segment operating profit (loss), for the three months ended March 31, 2013. Ongoing business segment operating margin is calculated by dividing ongoing business segment operating profit by net sales excluding BEFIEX.

	Three Months Ended
	March 31, 2013
	Segment Operating Profit (Loss)	Restructuring Expense(a)	Brazilian (BEFIEX) Tax Credits(b)	Ongoing Business Segment Operating Profit (Loss)
North America	$218	$—	$—	$218
Latin America	130	—	(16)	114
EMEA	(8)	—	—	(8)
Asia	3	—	—	3
Other/Eliminations	(89)	42	—	(47)
Total Whirlpool Corporation	$254	$42	$(16)	$280

Footnotes:

a.
During the first quarters of 2014 and 2013, we recorded restructuring charges of $29 million and $42 million, respectively. The earnings per diluted share impacts are calculated based on income tax impacts of $7 million and $10 million, respectively.

b.
During the first quarters of 2014 and 2013, we monetized Brazilian (BEFIEX) tax credits of $14 million and $16 million, respectively. The earnings per diluted share impact is calculated based on income tax impacts of $0 million.

c.
During the first quarter of 2014, we recognized investment expense of $8 million primarily related to the pending acquisition of Hefei Sanyo. The earnings per diluted share impact is calculated based on an income tax impact of $2 million.

d.
During the first quarter of 2014, we recognized expenses of approximately $1 million related to antitrust resolutions. The earnings per diluted share impact is calculated based on an income tax impact of $0 million.

e.	During the first quarters of 2014 and 2013, we made adjustments to ongoing business diluted EPS to reconcile specific items reported to a full-year effective tax rate of 24%.

f.
In the first quarter of 2013, we recognized $84 million of U.S. energy tax credits earned in 2012 and the first quarter of 2013. The earnings per diluted share impact is calculated based on an income tax benefit of $84 million.

Free Cash Flow

As defined by the company, free cash flow is cash provided by (used in) operating activities after capital expenditures and proceeds from the sale of assets and businesses. The reconciliation provided below reconciles three-month actual 2014 and 2013 and projected full-year free cash flow with cash provided by (used in) operating activities, the most directly comparable GAAP financial measure.

	Three Months Ended March 31,
(millions of dollars)	2014	2013	2014 Outlook
Cash Provided by (Used In) Operating Activities	$(339)	$(305)	$1,325	–	$1,375
Capital Expenditures and Proceeds from Sale of Assets/Businesses	(117)	(71)	(625)	–	(675)
Free Cash Flow	$(456)	$(376)	$700

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